Registration No. 333-
As filed with the United States Securities and Exchange Commission on May 14, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________
MAGNETEK, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-3917584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
N49 W13650 Campbell Drive Menomonee Falls, Wisconsin (Address of Principal Executive Offices)	53051 (Zip Code)
__________________
MAGNETEK, INC.
DIRECTOR COMPENSATION AND DEFERRAL INVESTMENT PLAN
(Full title of the plan)
___________________

Scott S. Cramer Vice President, General Counsel and Corporate Secretary Magnetek, Inc. N49 W130650 Campbell Drive Menomonee Falls, Wisconsin 53051
(Name and address of agent for service)
(262) 783-3500
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	250,000 shares	$18.64	$4,660,000	$534.04
Preferred Stock Purchase Rights	(3)	(3)	(3)	(3)

(1)
The Magnetek, Inc. Director Compensation and Deferral Investment Plan (the “Plan”) provides by its terms for the issuance of up to 250,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”); such amount includes 110,000 shares of Common Stock that were previously issuable pursuant to the Plan’s predecessor, the Magnetek, Inc. Amended and Restated Director and Officer Compensation and Deferral Investment Plan. The Plan provides for possible adjustment of the number of and class of and/or price of shares subject to awards, in the event of certain capital or other changes affecting the Common Stock. Thus, in addition to the above stated 250,000 shares, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock that may become subject to the Plan by means of any such adjustment.

(2)
Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the NASDAQ Global Market on May 9, 2012.

(3)
Each share of Common Stock will have attached thereto one Preferred Stock Purchase Right (a “Right”) issued pursuant to the Registrant’s Rights Agreement, dated as of April 30, 2003 (the “Rights Agreement”), subject to adjustment under the terms of the Rights Agreement. The value attributable to a Right is reflected in the market price of the Common Stock to which the Right is attached. No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

PART I
Information specified in Part I of Form S-8 (Items 1 and 2) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
The following documents filed with the Commission by Magnetek, Inc. (the “Registrant”) (Commission File No. 1-10233) pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 3, 2011;

(b)	The Registrant’s Transition Report on Form 10-K for the period from July 4, 2011, through January 1, 2012;

(c)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended October 2, 2011 and April 1, 2012;

(d)
The Registrant’s Current Reports on Form 8-K dated September 8, 2011, October 26, 2011, November 2, 2011, November 17, 2011, November 30, 2011, December 9, 2011, December 15, 2011, January 9, 2012, March 12, 2012, and May 2, 2012; and

(e)
The description of the Common Stock contained in the Registrant’s Registration Statements on Form 8-A, filed on December 19, 2011, and May 12, 2003, together with any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 5.  Interests of Named Experts and Counsel.
The validity of the issuance of Common Stock registered hereby is passed on by Scott S. Cramer, Vice President, General Counsel and Corporate Secretary of the Registrant. Mr. Cramer is compensated by the Registrant as an employee. As of the date of the Registration Statement, Mr. Cramer owns 150 shares of the Registrant’s Common Stock, 13,206 shares of restricted stock that are payable in an equivalent number of shares of Common Stock and stock options to acquire up to an additional 1,154 shares of Common Stock.
Item 6.  Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law permits corporations to indemnify directors and officers. The statute generally requires that to obtain indemnification the director or officer must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, additionally, in criminal proceedings, that the officer or director had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, no indemnification may be provided if the director or officer is adjudged liable to the corporation (unless ordered by the court). Indemnification against expenses actually and reasonably incurred by a director or officer is required to the extent that such director or officer is successful on the merits in the defense of the proceeding.
The Registrant’s Bylaws provide generally for indemnification, to the fullest extent permitted by Delaware law, of a director and officer who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the company or was serving at the request of the company as a director, officer, employee or agent of certain other related entities. The Bylaws provide that the indemnification will cover all costs, charges, expenses, liabilities and losses reasonably incurred by the director or officer. The Bylaws further provide that a director or officer has the right to be paid expenses incurred in defending a proceeding, except the amount of any settlement, in advance of its final disposition upon receipt by us of an undertaking from the director or officer to repay the advances if it is ultimately determined that he or she is not entitled to indemnification.
The Registrant’s directors and officers are also covered by insurance policies indemnifying them (subject to certain limits and exclusions) against certain liabilities, including certain liabilities arising under the Securities Act of 1933, as amended, which might be incurred by them in such capacities and against which they cannot be indemnified by the Registrant. Indemnification may also be granted pursuant to provisions of the Bylaws that may be adopted in the future, pursuant to the terms of agreements that may be entered into in the future or pursuant to a vote of shareholders or disinterested directors.
Item 8.  Exhibits.
See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.
Item 9.  Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
….
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
....
(h)     Reference is made to the indemnification provisions described in Item 6 of this Registration Statement.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Menomonee Falls, State of Wisconsin, on May 14, 2012.

MAGNETEK, INC.
(registrant)

By:	/s/ Peter M. McCormick
Peter M. McCormick
President and Chief Executive Officer
__________________
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter M. McCormick and Scott S. Cramer, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
____________________
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

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Name	Capacity
/s/ Mitchell I. Quain Mitchell I. Quain	Chairman of the Board and Director
/s/ David A. Bloss, Sr. David A. Bloss, Sr.	Director
/s/ Yon Y. Jorden Yon Y. Jorden	Director
/s/ Alan B. Levine Alan B. Levine	Director
/s/ David P. Reiland David P. Reiland	Director
/s/ Peter M. McCormick Peter M. McCormick	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ Marty J. Schwenner Marty J. Schwenner	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Michael J. Stauber Michael J. Stauber	Vice President and Controller (Principal Accounting Officer)

*Each of these signatures is affixed as of May 14, 2012.

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MAGNETEK, INC.
(the “Registrant”)
(Commission File No. 1-10233)
EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description	Incorporated Herein by Reference To	Filed Herewith
4.1	Restated Certificate of Incorporation of Registrant, effective as of March 12, 2012.	Exhibit 3.1 to the Registrant’s Transition Report on Form 10-K for the period from July 4, 2011, through January 1, 2012.
4.2	Amended and Restated Bylaws of the Registrant.	Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated August 4, 2011.
4.3	Magnetek, Inc. Director Compensation and Deferral Investment Plan.		X
4.4	Rights Agreement, dated as of April 30, 2003, by and between the Registrant and The Bank of New York, as Rights Agent.	Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated April 30, 2003.
5	Opinion of Scott S. Cramer		X
23.1	Consent of Ernst & Young LLP		X
23.2	Consent of Scott S. Cramer		Contained in Opinion filed as Exhibit 5
24	Powers of Attorney		Contained in Signatures page to this Registration Statement

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